UNITED STATES

                 SECURITIES AND EXCHANGE COMMISSION

                       WASHINGTON, D.C. 20549



                               SCHEDULE 14A

                              (Rule 14a-101)



        Proxy Statement Pursuant to Section 14(a) of the Securities

                          Exchange Act of 1934



Filed by the Registrant X



Check the appropriate box:



X    Definitive Proxy Statement



                   WILLIAMS INDUSTRIES, INCORPORATED

           (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):



X    No fee required.

                 Williams Industries, Incorporated

                       8624 J.D. Reading Drive

                      Manassas, Virginia 20109





October 18, 2007



            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

               To Be Held on December 6, 2007



Dear Fellow Stockholder:



You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Williams Industries, Incorporated to be held on Thursday, December 6, 2007 at 11:00 a.m., local time, in the auditorium at 9302 Lee Highway, Fairfax,

Virginia 22031-1207 (Route 29 and Nutley, south of I-66 and the Vienna Metro).

The following pages include a formal notice of the meeting and the proxy statement.  The proxy statement describes various matters on the agenda for the meeting. You are encouraged to attend the meeting in person.  If that is not possible, please follow the instructions on the enclosed proxy card to cast your vote. The purpose of the meeting is to consider and take action on the proposals listed below:



1.   To elect five persons to serve as directors on the board of directors for a one-year term and until their successors are duly elected and qualified;

and



2.   To transact such other business as may properly come before the meeting and any adjournments or postponements of the meeting. The board of directors has fixed the close of business on October 18, 2007 as the record date for determination of the stockholders entitled to notice of, and to vote at, the meeting and any adjournments or postponements of the meeting.  Only holders of record of common stock at the close of business on the record date will be entitled to receive notice of and to vote at the meeting and at any adjournments or postponements of the meeting.  At the annual meeting, such stockholders will be asked to consider and take action on the proposals discussed in the accompanying proxy statement and any other matter that properly comes before the annual meeting or any adjournment or postponement thereof.



By Order of the Board of Directors,



/ s / Marianne V. Pastor

Marianne V. Pastor

Corporate Secretary

                     WILLIAMS INDUSTRIES, INCORPORATED

                         8624 J. D. Reading Drive

                         Manassas, Virginia 20109



                     ANNUAL MEETING OF SHAREHOLDERS

                      To be Held December 6, 2007



PROXY STATEMENT



     This proxy statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of Williams

Industries, Incorporated (the "Company"), to be held in the auditorium at

9302 Lee Highway, Fairfax, Virginia 22031-1207 (Route 29 and Nutley, south of I-66 and the Vienna Metro) at 11:00 A.M. on December 6, 2007, and at all

adjournments thereof. It is anticipated that this proxy material will be mailed to shareholders on or about October 22, 2007.



     The solicitation of the proxy accompanying this statement is being made by the management of the Company, and the cost of solicitation will be borne

by the Company.   The Annual Report to Shareholders for the Fiscal Year ended

July 31, 2007 accompanies this proxy statement. Additional copies of the

Annual Report may be obtained by writing to the Secretary of the Company at

P.O. Box 1770, Manassas, Virginia 20108. The financial statements for the period ending July 31, 2007, included in the Annual Report to Shareholders,

were audited by McGladrey & Pullen, LLP, the Company's current independent registered public accounting firm. It is anticipated that representatives of

McGladrey and Pullen will be present at the Annual Meeting and will be given the opportunity to make a statement and respond to questions.



     A proxy for use at the Annual Meeting is enclosed. Any shareholder who executes and delivers such proxy has the right to revoke it at any time before it is exercised, by filing with the Secretary of the Company either an instrument revoking it or a duly executed proxy bearing a later date. In addition, the powers of the proxy holder will be suspended if the person executing the proxy is present at the meeting and elects to vote in person.



     The only outstanding voting security of the Company is its Common Stock,

$.10 par value, of which there were issued and outstanding 3,666,850 shares on October 18, 2007, which is the record date for the purpose of determining the shareholders entitled to notice of and to vote at the Annual Meeting.

Williams Industries' treasury stock is not included in the issued and outstanding calculations in this document.  With the possible exception of the election of directors, each holder of Common Stock will be entitled to one vote, in person or by proxy, for each share of Common Stock outstanding in the shareholder's name on the books of the Company as of the record date.  While the Company's Articles of Incorporation provide for cumulative voting in an election of directors, the Virginia Code provides that shares otherwise entitled to vote cumulatively not be voted cumulatively at a particular meeting unless the meeting notice or proxy statement states conspicuously that cumulative voting is authorized; or unless a shareholder gives notice to the secretary of the corporation not less than 48 hours before the time set for the meeting of his intent to cumulate his votes

during the meeting.   Cumulative voting means that the shareholders are

entitled to multiply the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates.  If one shareholder gives his notice, all other shareholders are entitled to cumulate their vote.  The Company does not intend that there be cumulative voting at the meeting, but in the event cumulative voting should be instituted by a shareholder, the Company's proxy holders will use their discretion in voting any unmarked proxies.  All marked proxies will be voted for nominees as directed in the proxy, but marked proxies may not authorize voting more than one vote per nominee.



                    PROPOSAL I - ELECTION OF DIRECTORS



Nominees



     The Board of Directors has fixed the number of directors to be elected at the Annual Meeting at five, each to hold office until the next Annual

Meeting and until the director's successor shall be elected and qualified.



     The Company has no standing nominating committee; the Board of

Directors chooses management's nominees.  It is the Board's view, given the size of the Company and the highly specific nature of qualifications needed in a potential director, that a separate nominating committee is not in the best interest of the Company.  Each director has the opportunity to suggest any nominee and such suggestions are comprehensively reviewed.  The

Board does not have a charter for the Company's nominating process nor does the Board have a specific policy for consideration of nominees recommended by security holders.  The Company pays no fees to third parties for evaluating or identifying potential nominees.



     The Company's transfer agent, American Stock Transfer, will be appointed to tabulate shares present, in person or by proxy, and to tabulate votes.

Abstentions will be counted as present at the meeting and will be recorded as abstentions. They will not be recorded as votes either for or against the nominees. So long as a quorum (a majority of the outstanding shares) is present, directors will be elected by plurality vote; i.e., the five nominees receiving the most votes will be elected. Thus, neither a vote against nor an abstention will have any effect on the outcome of the election of directors;

only votes for a nominee will have any such effect. Generally, shares held of record by a broker or other nominee for the benefit of a beneficial owner may only be voted by that broker or nominee, and if the broker or nominee does not vote the shares, the shares will not be tabulated as present or voting at the meeting. However, as provided by Virginia law, the Company may, but is not required to, accept the vote of a beneficial owner upon presentation of evidence acceptable to the Company that the voter is indeed the beneficial owner of the shares.  The following table sets forth information concerning the nominees:



Name                              Age  Position with the Company  Year Elected

Frank E. Williams, III (1)(2)(5)   48  Chairman of the Board,           1991

                                       President, Chief Executive

                                       Officer, Chief Financial Officer

Frank E. Williams, Jr. (1)(2)(5)   73  Director                         1970

Stephen N. Ashman (3)(4)(6)        59  Director                         1998

William J. Sim (3)(6)              62  Director                         1998

John A. Yerrick (2)(3)(5)(6)       67  Director                         2003



(1)   Frank E. Williams, Jr. is considered a "control person" of the Company,

      as the term control is defined by the rules of the Securities and

      Exchange Commission.  Mr. Williams, III, is the son of Mr. Williams,

      Jr.  Mr. Williams, III, is a member of the Executive Committee, the

      Long Range/Strategic Planning Committee and the Shareholder Relations'

      Committee.



(2)   Member of standing Executive Committee.  This committee, which acts on behalf of the Board in situations where Board action is necessary but not obtainable on short notice and if such action is authorized by applicable law, reviewed three items during the year and also met as a

      "committee of the whole" with other Board members present either in person or by conference call once during the year.



(3)   Member of standing Audit Committee.  Mr. Ashman is chairman of this committee.  This committee, which met five times during the past fiscal year, consults with and authorizes the engagement of the

      Company's independent auditors and provides recommendations to the

      Board concerning the Company's accounting procedures.



(4)   Member of standing Compensation Committee.  Mr. John A. Yerrick is chairman of this committee, which met once during the last fiscal year.

      The committee sets the compensation for the President and establishes guidelines, to be implemented within the President's discretion, for the compensation of other officers.



(5)    Member of the Long Range/Strategic Planning Committee.



(6)    Member of the Committee of Independent Directors.



     The Nominees have had the following principal occupations or employment for at least the past five years:



Mr. Frank E. Williams, III has held the position of Chairman of the Board and

President since November 1994. On September 8, 1994, he was elected Chief

Financial Officer. He was elected as a vice president of the Corporation in

1991. For more than five years prior thereto he was an officer of various

Company subsidiaries and remains an officer and/or director of several subsidiaries.



Mr. Frank E. Williams, Jr., until November 1994, was the Chairman of the

Board and President of Williams Industries, Inc. He is a founder and Chairman of Bosworth Steel Erectors, Inc., formerly known as the Williams and Beasley

Company; the Chairman of the Board of Williams Enterprises of Georgia, Inc.;

and the principal owner of Structural Concrete Products and Industrial Alloy

Fabricators, LLC; all organizations that are not otherwise affiliated with

Williams Industries, Inc.   Mr. Williams, Jr., is also the Chairman of the

Board of Kaiser Group Holdings, a member of the board of Capital Bank, and a member of the Regulatory Fairness Board of the U.S. Small Business

Administration (SBA).



Mr. Stephen N. Ashman is a principal with SAS advisors, an area consulting firm, and Chairman of the Board of Capital Bank, N.A., Rockville, Maryland.

Mr. Ashman serves on the advisory boards of:  Prudent Capital, a mezzanine fund;  NextGen Capital, a venture capital fund; and Ategra Community

Financial Institutions, a hedge fund.  He is active in a number of charitable and arts organizations in the Washington, DC metropolitan area.



Mr. William J. Sim is founder, President and CEO of Midlothian Associates, a specialty consulting firm in the utility and construction field. Prior to founding Midlothian Mr. Sim was Senior Vice President of Pepco Holdings, Inc.

(PHI), and  also President and Chief Executive Officer of Potomac Electric

Power Company (Pepco) and Atlantic City Electric (ACE).  PHI is a regional energy holding company that provides utility service to nearly two million customers and is the parent company of Pepco, an electric utility serving

Washington, D.C. and suburban Maryland; Delmarva Power, an electric and gas utility serving Delaware and the rest of the Delmarva peninsula; and ACE,

an electric utility serving southern New Jersey.  In his PHI position, Mr.

Sim was responsible for utility operations across all PHI utilities.  Mr.

Sim is also active in a number of business and civic organizations, as well as being a registered professional engineer.



Mr. John A. Yerrick is a self-employed financial consultant, a position he has held since June 2002. Prior to that time, he was a senior audit partner in the international accounting firm of Deloitte & Touche.  During his 39 years with the firm, Mr. Yerrick held a variety of positions including

Partner-in-Charge of Audit for the Washington, D.C. practice, Managing

Partner for the Baltimore practice and for several years prior to his retirement, was Deputy Professional Practice Director for the Washington,

D.C./Baltimore practice.  He is presently serving on the board of a privately held company and serves on the finance committee of Vital Voices Global

Partnership, Inc., a nonprofit organization supporting the economic and political advancement of women in developing countries.



THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE

ELECTION OF DIRECTORS OF THE NOMINEES NAMED ABOVE





INFORMATION CONCERNING THE BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND

CORPORATE GOVERNANCE



Meetings of the Board of Directors



     During the past fiscal year, the Board of Directors held five regular meetings.  Numerous committee meetings, involving individual directors in different capacities, were also held.  All directors attended more than

75% of the board and committee meetings during the fiscal year.



Executive Officers



     The executive officers of the Company serve at the discretion of the

Board and presently include:  Frank E. Williams, III, Chairman of the

Board, Chief Executive Officer, and Chief Financial Officer; Danny C.

Dunlap, Vice President of Manufacturing; Daniel K. Maller, General Counsel

and Executive Vice President and Chief Financial Officer of Williams Bridge

Company; and H. Arthur Williams, Vice President of Construction.





Compliance with Section 16 of the Securities Exchange Act of 1934, as amended



     Section 16(a) of the Securities Exchange Act of 1934, as amended,

requires the Company's directors and executive officers and holders of

10% or more of the Company's Common Stock to file with the Securities and

Exchange Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company.  The Company believes that certain reports required pursuant to Section 16(a) with respect to the 2007 fiscal year were not filed in a timely fashion.  Mr. Frank E. Williams, Jr.

filed 5 reports containing 7 transactions that were not filed in a timely fashion.  Mr. William J. Sim filed one report of the sale of company stock that was not timely, which is explained in his Form 5 filed on August 17,

2007.  The Company believes that all such reports are current as of this filing.  In addition, Mr. Danny C. Dunlap became an officer on June 6, 2007 and owned 5,000 shares of company stock at that time.  These shares are reported in the tables included in the proxy.  Mr. Dunlap has been unable to file a Form 3, but he is currently trying to do so.  The Company believes that Mr. Dunlap has not had any other transactions to report.



Corporate Governance and Other Matters



     The Board of Directors selects the nominees for directors.  The

Company's by-laws also permit shareholders eligible to vote at the Annual

Meeting to make nominations for directors, through written notice no later than 60 days prior to the date of the anniversary of the immediately preceding annual meeting, to the Secretary of the Company.  The by-laws also permit shareholders to propose other business to be brought before an annual meeting, provided that such proposals are made pursuant to the same timely notice in writing to the Secretary of the Company.  No such nominations or proposals have been received in connection with the Annual

Meeting.



BENEFICIAL OWNERSHIP OF SHARES



     The following table sets forth information regarding ownership, as of October 17, 2007 of the Common Stock of the Company by: (1) each person known by the Company to own beneficially more than 5 percent of the Common

Stock; (2) each director; (3) each nominee for director; and (4) all officers and directors as a group. Except as noted, the persons listed possess all ownership rights attached to the shares opposite their name, including the right to vote and dispose of the shares.



Directors:



Title of Class   Beneficial Owner     Amount and Nature of     Percentage

                                      Beneficial Ownership     of Class

     (1)                (2)                  (3)                  (4)

Common Stock  Frank E. Williams, Jr.   1,878,789 (l)(3)(6)     50.9% (1)

Common Stock  Frank E. Williams, III   1,270,409 (2)(3)(6)     34.4  (2)

Common Stock  Stephen N. Ashman           32,295 (3)            0.86

Common Stock  William J. Sim              23,795 (3)            0.63

Common Stock  John A. Yerrick              8,149 (3)            0.21



Common Stock  Officers and Directors

              as a group (10 persons)  2,120,842 (3)(4)(5)     57.4%



(1)    Includes 176,879 shares owned by his wife, as to which Mr. Williams,

       Jr. disclaims beneficial ownership; 824,456 shares owned or controlled

       By the Williams Family Limited Partnership of which Mr. Williams, Jr.

       is the control person and beneficial owner; 338,300 shares by Williams

       Enterprises of Georgia, Inc., of which Mr. Williams Jr. is the control person as Chairman of the Board and a beneficial owner (as are Mr.

       Frank E. Williams, III, and H. Arthur Williams); 11,500 shares as trustee for minor grandchildren (as to which Mr. Williams, Jr.

       disclaims beneficial ownership); and 33,100 shares held by the

       Williams Family Foundation, a charitable organization exempt under

       Section 501(c)(3) of the Internal Revenue code of 1986 (as to which

       Mr. Williams, Jr. disclaims beneficial ownership).  The Foundation's purpose is to use and apply its income and principal assets exclusively for charitable, scientific, literary, and educational purposes.  Mr.

       Williams, Jr. is a trustee of the Foundation and votes the stock.

       The business address of Mr. Williams, Jr. is 2789-B Hartland Road,

       Falls Church, Virginia 22043.

(2)    Includes 824,456 shares owned or controlled by the Williams Family

       Limited Partnership, duplicative of the shares listed for Mr. Williams,

       Jr., but included here because Mr. Williams, III, has a beneficial interest in these shares; 338,300 shares owned by Williams Enterprises of Georgia, duplicative of shares listed for Mr. Williams Jr. but listed here because Mr. Williams III has beneficial interest; 344 shares owned by his wife to which Mr. Williams, III, disclaims beneficial interest, and 3,000 shares held in trust for his minor child.  Mr. Williams, III, is also a trustee of the Williams Family

       Foundation, which holds 33,100 shares that are not included in Mr.

       Williams III's total but are included in the shares controlled by

       Mr. Williams Jr.

(3)    Includes options granted to directors.

(4)    Includes 21,322 shares owned directly by H. Arthur Williams, the son of Mr. Frank E. Williams, Jr., and the brother of Mr. Frank E.

       Williams, III.  Mr. H. Arthur Williams is a Vice President of Williams

       Industries and he also has a beneficial interest in the Williams

       Family Limited Partnership and Williams Enterprises of Georgia.

       These shares are described in Items 1 and 2 of the preceding table.

(5)    Calculation assumes full dilution if all outstanding options were to be exercised.  Based on research of records of the Securities and

       Exchange Commission and other public information, the Company believes that there are no additional holders with more than a five percent position in the Company's stock at the time of this filing.

(6)    The Williams Family Limited Partnership has pledged 150,000 shares to a financial institution to secure indebtedness of the Williams

       Family Limited Partnership and Williams Enterprises of Georgia, Inc.

       has pledged 338,300 shares to a financial institution to secure indebtedness of the Williams Enterprises of Georgia, Inc.  These

       pledges grant dispositive power to the lenders, who may dispose of the shares without further consent of the owner in the event of default on the underlying indebtedness.





                  EXECUTIVE OFFICERS AND DIRECTORS COMPENSATION



                       Compensation Discussion and Analysis



Overview of Executive Compensation Program



     The Compensation Committee of Williams Industries' Board is responsible in defining and overseeing Williams Industries' general compensation practices.  The Compensation Committee's report is included in this Proxy.

While the Compensation Committee approves the executive compensation program,

it reports to the full Board of Directors on a regular basis and seeks approval for certain actions.  The Compensation Committee coordinates with its consultants and management to obtain marketplace and internal data analyses, project reports and program recommendations to assist the

Compensation Committee in making executive compensation decisions.  The

Chief Executive Officer makes recommendations to the Compensation Committee with respect to various elements of executive compensation.



Compensation Objectives and Philosophy



The Company's primary objectives when determining compensation for its named executive officers are to:



     *     set levels of annual salary, non-equity incentives and equity compensation that are competitive and that will attract and retain superior executives, taking into account the difficult industry conditions and competitive environment that the Company faces,



     *     incorporate a performance-based component to executive

           compensation by linking the incentive compensation to the

           Company's financial and operational performance, and



     *     provide long-term equity-based compensation, thereby further aligning the interests of the Company's executives with those of its other stockholders.



These objectives are designed to reward each executive's (1) past individual performance and contribution to the Company's corporate performance, (2)

level and scope of responsibility and experience, and (3) ability to influence the Company's future growth and profitability.



Elements of Compensation



     Executive compensation has three main parts: a salary paid in cash, an annual non-equity cash incentive plan, in which payment is contingent on the financial performance of the Company, and a long-term equity incentive that the Company provides through the award of options to purchase the Company's common stock.  The salary component is intended to reward executives for their current, day-to-day work.  The cash incentive bonus is intended to be a reward for the executive's contribution to the financial success of the

Company in a given year.  Awards of equity are intended to create longer-term incentive for the executive to remain with the Company since the benefit is realized, if the Company is successful, over a multi-year period similar to shareholders.



Summary Compensation Table



     The following table sets forth summary information concerning compensation of our principal executive officer and principal financial officer and each of the next three most highly compensated current executive officers whose total compensation (excluding any compensation as a result of a change in pension value and non-qualified deferred compensation earnings)

exceeded $100,000 during fiscal 2007.  The Company refers to these persons in this proxy statement as the named executive officers.



Name and            Year  Salary    Bonus Option   All Other     Total

Principal Position        ($)            Awards   Compensation   ($)

           (a)       (b)  (c)        (d)   (f)        (i)         (j)

Frank E.            2007 $151,414(1) $0   $0(2)   $11,712(3)(4)  $163,126

Williams, III       2006 $147,004    $0   $0(2)   $11,580(3)(4)  $158,584

President, CEO, CFO 2005 $147,004    $0   $0(2)   $11,580(3)(4)  $158,584

and Chairman



Danny C. Dunlap,    2007 $106,360    $0           $12,553(3)(4   $118,913

VP of Manufacturing 2006 $102,629    $0           $12,441(3)(4)  $115,070

                    2005  $92,500    $0           $12,137(3)(4)  $104,637

Daniel K. Maller,   2007  $99,655  $1,875         $63,990(4)(5)  $165,520(8)

General Counse      2006 $118,000    $0           $13,362(4)(5)  $131,362(8)

                    2005  $98,200    $0           $10,433(4)(5)  $108,633

H. Arthur Williams, 2007 $104,000    $0   $0(2)   $10,920(3)(4)  $114,920(8)

VP of Construction  2006 $104,000    $0   $0(2)   $10,920(3)(4)  $114,920(8)

                    2005 $104,000    $0   $0(2)   $10,920(3)(4)  $114,920

Richard D. Geyer,(6) 2007 $96,720  $6,000 $0(2)   $10,882(3)(4)  $113,602(7)

President of         2006 $96,720    $0   $0(2)   $10,702(3)(4)  $107,422

Williams             2005 $96,720    $0   $0(2)   $10,702(3)(4)  $107,422

Bridge Company





     (e) Stock Awards (NONE)

     (g) Non-Equity Incentive Plan Compensation (NONE)

     (h) Change in Pension Value and

       Nonqualified Deferred Compensation Earnings (NONE)



(1)   Includes $2,705.44 of unpaid increase.

(2)   Options were granted in January 2003, giving Mr. Williams, III the right to purchase 3,000 shares, Mr. H. Arthur Williams the right to purchase 2,500 shares and Mr. Geyer the right to purchase 3,000 shares.  The option price of these shares for Mr. Williams III and Mr.

      H. Arthur Williams is $3.91.  The option price for Mr. Geyer is $3.55.

      The options expire on February 7, 2008.

(3)   Includes car allowance of $7,170 for Mr. Williams, III for each of fiscal 2007, 2006; 2005; $9,362 for Mr. Dunlap each of fiscal 2007,

      2006 and 2005; $7,800 for Mr. H. Arthur Williams for each of fiscal

      2007, 2006 and 2005; and $7,800 for Mr. Geyer each of fiscal 2007,

      2006 and 2005.

(4)   Includes $4,542, $4,410 and $4,410 for Mr. Williams, III for fiscal

      2007, 2006; 2005, respectively, for the Company's contribution to his

      401(k); $3,191, $3,079, and $2,775 for Mr. Dunlap for fiscal 2007,

      2006; 2005, respectively; $2,990 and $1,980 for Mr. Maller for fiscal

      2007 and 2006, respectively; $3,120, $3,120, $3,120 for Mr. H. Arthur

      Williams for fiscal 2007, 2006; 2005, respectively; and of $3,082,

      $2,902, and $2,902 for Mr. Geyer for fiscal 2007, 2006; 2005,

      respectively

(5)   Mr. Maller is also Executive Vice President and Chief Financial

      Officer of Williams Bridge Company and receives the listed salary and bonus as such for fiscal 2007.  For Fiscal 2007, "All Other

      Compensation" consisted of payments made on account of legal fees billed as General Counsel, including $15,000 used to purchase 6,985 shares under the Employee Stock Purchase Plan.  For Fiscal 2006, Mr.

      Maller received $66,000 salary from Williams Bridge Company and

      $52,000 salary from Williams Industries on account of legal fees billed as General Counsel, and "other compensation" included legal fee payments of $11,382.  For Fiscal 2005, Mr. Maller received

      $49,200 salary from Williams Bridge Company and $49,000 salary from

      Williams Industries on account of legal fees billed as General

      Counsel, and "other compensation" included legal fee payments of $10,433.

(6)   Mr. Geyer's last day as President of Williams Bridge Company was

      July 20, 2007.

(7)   Upon retirement, Mr. Geyer's received the Company's 2000 Buick that was fully depreciated by the Company and subject to the car allowance discussed in footnote 2 above.  The value of this vehicle,

      estimated at $6,000 dealer retail value according to Edmonds, is not included in the table above.

(8)   Mr. Maller and Mr. H. Arthur Williams are members (part owners) of

      FlexLease, LLC, an entity which conducts business with the Company as described under "Certain Transaction" below.  These compensation amounts do not include any amount earned or which may be earned by members on account of the described transactions.



     The named officers have no employment contracts, termination of employment or change-in-control arrangements, pension plans, options (other than those disclosed herein) or any long term incentive arrangements with the Company.  All named executive officers, as do other eligible employees,

participate in the Company's 401(k) plan, which provides for Company contributions of 3% of all salary and bonus without regard to elective contributions by employees.



     In addition to the above, on July 12, 2003 during a regularly scheduled meeting of the Board of Directors of the Company, upon motion of Mr. Stephen

Ashman, chairman of the Audit Committee, and seconded by Mr. Thomas Mitchell,

who was a director at the time, the independent directors of the Company voted to compensate Mr. Williams, III, in the amount of $50,000 for agreeing to provide his personal guaranty on a Company bond for the Woodrow Wilson

Bridge project.  This compensation, which has not yet been paid, has been fully accrued.



Outstanding Equity Awards



The following table shows the outstanding equity awards to executive officers at fiscal year end:



(b) Number of Securities Underlying Unexercised Options (#) Exercisable

(c) Number of Securities Underlying Unexercised Options (#) Un-exercisable

(d) Equity Incentive Plan Awards:  Number of Securities Underlying

      Unexercised Unearned Options (#)

(e) Option Exercise Price

(f) Option Expiration Date

(g) Number of Shares or Units of Stock That Have Not Vested (#)

(h) Market Value of Shares or Units of Stock That Have Not Vested ($)

(i) Equity Incentive Plan Awards: Number of Unearned Shares, Units or

      Other Rights That Have Not Vested (#)

(j) Equity Incentive Plan Awards Market or Payout Value of Unearned

      Shares, Units or Other Rights That Have Not Vested ($)



                          Option Awards                    Stock Awards

Name                      (b)   (c) (d) (e)     (f)    (g) (h) (i) (j)



Frank E. Williams III    3,000   0   0  $3.91 2/7/2008  0   $0  0  $0



H. Arthur Williams       2,500   0   0  $3.91 2/7/2008  0   $0  0  $0



Richard D. Geyer(1)      3,000   0   0  $3.55 2/7/2008  0   $0  0  $0





(1)    Mr. Geyer's last day as President of Williams Bridge Company was

       July 20, 2007.



Directors' Fees



     The Company's non-employee directors are entitled to compensation of

$20,000 per annum, payable quarterly; $250 per meeting attended in person;

$100 per telephone meeting; and $200 per committee meeting attended.  The

Chairman of the Audit Committee receives an additional stipend of $500 per

month and other committee chairs receive $50 per month.   Mr. Williams, III,

is an employee and does not receive the compensation previously noted.  All directors are eligible for reimbursement of traveling expenses incurred in connection with meetings, with five such meetings normally being held each year.





Directors Compensation



     The following table sets forth compensation paid to our non-employee directors during fiscal 2007:



(b) Fees Earned or Paid in Cash (2)(3)

(c) Stock Awards

(d) Option Awards

(e) Non-Equity Incentive Plan Compensation

(f) Change in Pension Value and Non-qualified Deferred Compensation Earnings

(g) All Other Compensation

(h) Total



Name (1)                  (b)  (c) (d) (e) (f) (g)    (h)

Stephen N. Ashman      $66,295  0  (4)  0   0   0   $66,295

William J. Sim         $38,812  0  (4)  0   0   0   $38,812

John A. Yerrick        $37,548  0  (4)  0   0   0   $37,548

Frank E. Williams, Jr. $50,627  0  (4)  0   0   0   $50,627



(1)    Frank E. Williams, III, President and Chief Executive Officer is not

       included in this table because he is an employee of the Company and received no additional compensation for his service as a director.

       His compensation is shown in the Summary Compensation Table.

(2)    Of these amounts, Mr. Ashman has not been paid $33,070; Mr. Sim has not been paid $27,070; Mr. Williams Jr. has not been paid $27,670;

       and Mr. Yerrick has not been paid $27,070.

(3)    In September 2006, directors received promissory notes as payment for money owed from prior years.  Mr. Ashman received $32,224.35; Mr.

       Sim received $10,741.45; Mr. Yerrick received $8,477.75; and Mr.

       Williams Jr. received $21,956.79.

(4)    In January 2003, Mr. Ashman, Mr. Sim, and Mr. Williams Jr. were each granted 3,000 options that expire on February 7, 2008.  The option price was $3.55 per share.



       In January 2005, Mr. Ashman, Mr. Sim, Mr. Yerrick and Mr. Williams Jr.

       were each granted 6,000 options that expire on January 20, 2010.

       Option price is $4.10.



Option Plan



     Prior to 2003, the Company had a plan which allowed the issuance of options to non-employee directors on an annual basis.  The shares issued upon exercise of these options were issued pursuant to Rule 144 of the

Securities Act of 1933.  Although it is not now being utilized except for accounting treatment for prior years, in 2003, the Company's shareholders approved an equity compensation plan for non-employee directors, as summarized below.  The plan includes the following elements:



1.    Shares Reserved.  100,000 shares of Common Stock were reserved for issuance under the Plan.  If an award lapses or the participant's rights with respect to such otherwise terminate, any shares subject to such award will again be available for future awards under the Plan.



2.    Administration.   All grants under the Plan will be determined by

the Compensation Committee of the Company.



3.    Eligibility.  An award may be granted to any director who is not an employee of the Company.  Directors who are employees may receive equity awards under the Company's 1996 Incentive Compensation Plan, but not under this Plan.



4.    Awards.  Under the Plan, the following types of awards may be granted.

No consideration will be paid by the participant on account of any grant.



*  Restricted Stock.  The Compensation Committee may grant annual awards of shares of Common Stock bearing restrictions ("Restricted Stock") prohibiting a transfer of the Restricted Stock for a period of time (except for certain transfers by operation of the law not at the volition of the participant).

The Compensation Committee will establish the number of shares to be granted to each non-employee director and the terms and conditions of each grant.

However, the fair market value of the number of shares issued to any director in any year cannot exceed $15,000 and the non-transferability period must be at least six months.  On completion of the non-transferability period the restrictions will expire.  The grant of Restricted Stock results in Federal taxable income to a participant or a tax deduction to the Company.  When the restrictions expire, a participant will realize ordinary taxable income in an amount equal to the fair market value of the stock at the time the restrictions expire, and the Company will be entitled to a corresponding deduction.



*  Options.  The Compensation Committee may grant options to purchase shares of Common Stock.  The exercise price and expiration date of the options will be determined at the discretion of the Compensation Committee, except that the exercise price must be at least 50% of the fair market value of the stock at the date of grant, the expiration date must be no later than 10 years after date of grant, and the exercise price and expiration dates cannot be changed after the date of grant. These options will be non-qualified options not entitled to favorable Federal tax treatment under the Internal Revenue

Code.



5.     Accounting Effect.  Accounting principles will require that restricted share awards be charged against earnings on a pro-rata basis over the restrictions period and will be based on the value of the stock at the date of grant.



6.     Amendment of Plan.  The Plan may be amended by the Compensation

Committee to correct typographical errors, to clarify ambiguities and to make other such editorial changes.  However, except by shareholder approval,

the Plan may not be amended: (1) to change the expiration date of the Plan;

(2) to increase the number of shares to be issued under the Plan (other than to reflect a reorganization, stock split, merger, spin-off or similar transaction);  (3) to decrease the exercise price or change the expiration date of outstanding options; (4) to increase the value of restricted stock which may be issued to any participant; (5) to expand the class of participants in the Plan; (6) to expand the types of options or award under the Plan; or (7) to make any other amendment which materially changes the terms of the Plan.



7.    Expiration Date.  The Plan will expire in 2013, ten years after its approval by shareholders.





COMPENSATION COMMITTEE REPORT



     Pursuant to rules adopted by the Securities and Exchange Commission designed to enhance disclosure of public companies' policies toward executive compensation, set forth below is a report submitted by the Company's

Compensation Committee addressing the Company's compensation policies with respect to executive officers.



The Compensation Committee consisted of John A. Yerrick, Chairman, and

Stephen N. Ashman.  The Compensation Committee is responsible for establishing and administering the policies that govern annual compensation,

bonuses, stock options and all other forms of compensation for corporate executive officers. In conjunction with the annual board organizational meeting, which will be held in December this year, salaries are discussed in committee, changes are recommended to the Board, and voted on by the

Board for the forthcoming calendar year.



The Compensation Committee structures executive compensation in a manner designed to provide competitive levels of compensation and to assist the

Company in attracting and retaining qualified executives.  Compensation is a direct result of the company's performance and therefore is performance driven.  The Compensation Committee calculates executive compensation,

including bonuses, with a specific formula based on the Company's results.

Certain thresholds have to be achieved prior to the authorization for any bonus.  The Compensation Committee is generally familiar with executive compensation paid in the Washington, D.C. metropolitan area, but has not made a detailed comparison of the Company's executive compensation as compared to other companies in the area or the industry.  The Compensation

Committee recommends executive compensation to the full Board of Directors,

which considers substantially the same factors as the Compensation Committee in determining whether to approve its recommendations.



The Compensation Committee has reviewed and discussed the section of this proxy statement entitled "Compensation Discussion and Analysis" with management.  Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that such section be included in this proxy statement and incorporated by reference in the Company's Annual

Report on Form 10-K for the fiscal year ended July 31, 2007.



/s/ John A. Yerrick, Chairman

/s/ Stephen N. Ashman





       COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



Mr. Williams, III is a director and the Chief Executive Officer of the

Company.  Mr. H. Arthur Williams, the president of a Company subsidiary,

is the brother of Mr. Williams, III, and the son of Mr. Frank E. Williams,

Jr., a Company director.   The Williams family is considered to be a

"control group" of the Company, as the term control is defined by the

Securities and Exchange Commission.





                SHAREHOLDER COMMUNICATIONS WITH DIRECTORS



Shareholders may communicate with any and all members of the Company's

Board of Directors by transmitting correspondence by mail or facsimile addressed to one or more directors by name or, for a communication to the entire Board, to the President at the following address and fax number:

Williams Industries, Inc., P.O. Box 1770, Manassas, VA 20108; Main phone,

(703) 335-7800; facsimile, (703) 335-7802.



Communications from shareholders to one or more directors will be collected and organized by the Corporate Secretary under procedures adopted by the independent directors. The Corporate Secretary will forward all communications to the President or to the identified director(s) as soon as practicable, although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the Corporate

Secretary may, in her discretion, forward only representative correspondence.



The President will determine whether any communication addressed to the entire Board of Directors should be properly addressed by the entire Board of Directors or a committee thereof. If a communication is sent to the Board of Directors or a committee, the Chairman of the Board or the chairman of that committee, as the case may be, will determine whether a response to the communication is warranted. If a response to the communication is warranted,

the content and method of the response may be coordinated with our counsel.





                  OTHER CORPORATE GOVERNANCE POLICIES



The Company has adopted a Code of Ethics that applies to all directors,

senior management and employees.  Amendments to and waivers from, if any,

the Code of Ethics will be disclosed on the Company website.  The Code of

Ethics is available on the website at http://www.wmsi.com.  Shareholders may also receive a free copy of this document by sending a written request to Williams Industries, P.O. Box 1770, Manassas, VA 20108, Attention:

Corporate Secretary, or calling (703) 335-7800.



The Company has adopted procedures to facilitate the submission, on a confidential and anonymous basis, of complaints, reports and concerns by any person regarding (1) accounting, internal accounting controls or auditing matters, (2) actual or potential violations of laws, rules or regulations, and (3) other suspected wrongdoing, including any violation of the Company's Code of Ethics.





                          CERTAIN TRANSACTIONS



     Mr. Frank E. Williams, Jr., who owned or controlled approximately 51% of the Company's stock at October 17, 2007, and is a director of the Company,

also owns controlling interests in the outstanding stock of Williams

Enterprises of Georgia, Inc., Structural Concrete Products, and Industrial

Alloy Fabricators, LLC. Additionally, Mr. Williams, Jr. owns a substantial interest in Bosworth Steel Erectors, Inc.  Revenue earned and costs incurred with these entities during the three years ended July 31, 2007, 2006 and

2005 are reflected below. In addition, amounts receivable and payable to these entities at July 31, 2007 and 2006 are reflected below.



     (in thousands)                      2007    2006    2005

                                       ------  ------  ------

     Revenues                          $1,020  $  680  $1,158

     Billings to entities              $1,096  $  864  $1,099

     Costs and expenses incurred from  $  267  $  461  $  319



                                      Balance July 31,

                                        2007    2006

                                       ------  ------

     Accounts receivable                $965    $843

     Notes payable                      $  -    $ 21

     Accounts payable                   $538    $540

     Billings in excess of costs

       and estimated earnings

       on uncompleted contracts         $ 39    $ 69





     The Company is obligated to the Williams Family Limited Partnership

(WFLP) under a lease agreement for real property, located in Prince William

County, Virginia.  The Company currently incurs annual lease expense of approximately $54,000.  WFLP is controlled by individuals who own, directly or indirectly, approximately 55% of the Company's stock.  The lease, which had an original term of five years and an extension option for five years,

commenced February 15, 2000.  The original term was extended, by agreement,

one year to February 2006, and subsequently, on July 31, 2006, the agreement was modified as follows: (i) the Agreement was extended through February

2010; (ii) unpaid rent aggregating approximately $200,000 was deferred until

September 30, 2007; (iii) Rent payments due after August 1, 2006

(approximately $5,500 per month), if delinquent, will be subject to a 5%

penalty on the payment amount and will accrue interest at prime plus 3%;

(iv) the option to purchase the property which the Company had under the original lease was terminated and replaced with an equity sharing formula which in the event of the sale of the property would yield payment to the

Company of 75% of the gain on the ten acres previously subject to the option;

and (v) in the event of a sale, Williams Bridge shall have the option to continue its lease of the portion of the property which has been cleared

(approximately 2 acres) for the duration of the lease term.  As of this filing, the Company has not reached agreement with the WFLP on the disposition of arrearages deferred to September 30, 2007.



     During the year ended July 31, 2007, the Company borrowed $655,000 from the WFLP and repaid $404,000.  Lease and interest expenses for the three years ended July 31, 2007, 2006 and 2005 are reflected below.  Additionally, Notes

Payable and Accounts Payable, representing lease and interest payments, at

July 31, 2007 and 2006 are reflected below.



     (in thousands)             2007    2006    2005

                               ------  ------  ------

     Lease expense               $54     $43     $34

     Interest expense           $327    $157     $26



                               Balance July 31,

                                2007    2006

                               ------  ------

     Notes payable             $3,323  $3,072

     Accounts payable            $659    $192



     During the year ended July 31, 2006, the notes payable owed to the

WFLP were extended by agreement to September 30, 2007.  As of this filing,

the Company has not reached agreement with the WFLP on the disposition of amounts due at September 30, 2007.



     Subsequent to the year ended July 31, 2007, the Company borrowed

$300,000 from the Williams Family Limited Partnership, payable on demand with interest at the prime rate.  Additionally, subsequent to the year ended July 31, 2007, the Company borrowed $150,000 from Mr. Williams, Jr.,

payable on demand with the interest at the prime rate.



     During the year ended July 31, 2006, the Company sold its Richmond,

Virginia property to Mr. Williams, Jr. and leased it back on a long-term basis, with an option to buy it back for the same price on which it was sold.



     Directors Frank E. Williams, Jr. and Stephen N. Ashman are shareholders and directors of a commercial bank from which the Company obtained a $240,000 note payable on December 23, 2002.  The note is payable in sixty equal monthly payments of principal of $4,000 plus interest at 5.75% or the current

Prime rate plus 0.75%, whichever is greater.  The rate at July 31, 2007 was

9%.  The note, which replaced an existing note payable that had a higher interest rate and payment, was negotiated at arms length under normal commercial terms.  Interest expense for the years ended July 31, 2007,

2006 and 2005 are reflected below.  The balance outstanding at July 31, 2007 and 2006 are reflected below:



Installment obligations:



                      2007    2006    2005

                     ------  ------  ------

Interest expense       $ 4     $ 8     $11



                   Balance July 31,

                       2007    2006

                      ------  ------

Note payable            $21     $72



     During the year ended July 31, 2007, the Company modified its agreement with Alabama Structural Products (ASP), Inc., a company controlled by Frank

E. Williams, Jr., a director of the Company, to lease property in Gadsden,

Alabama for the expansion of S.I.P., Inc. of Delaware.  The modification increased the leased space from 21,000 square feet to 50,000 square feet,

increasing the monthly rent from $2,500 to $5,500.



     During the year ended July 31, 2006, in order to resolve loan and lease defaults, the Company sold seven previously owned or leased cranes to

FlexLease, LLC, an entity owned by Director Frank E. Williams, Jr., his son H. Arthur Williams, President of Williams Steel Erection Company, Inc.

and General Counsel Daniel K. Maller, also a Vice President of Williams

Bridge Company.  During the year ended July 31, 2007, FlexLease acquired

two additional cranes which were previously leased by the Company.   One

of the cranes was subsequently sold to the Company for $165,000, with the

Company entering into a note to FlexLease for three years at the prime rate of interest plus one percent (currently 9.25%).  These transactions, which were approved by the Company's independent directors and offered on better terms than available from unrelated lenders or lessors, included buy-back provisions, which will allow the Company to pursue alternate financing or to realize a benefit in the event of a sale at a gain.  These cranes support the construction activities of the Company.  The Company entered into short term lease agreements on six cranes, one of which was subsequently sold to a non-affiliated third party during the year ended July 31, 2006, and two financing agreements on three cranes.  Lease expense for the three years ended July 31, 2007, 2006, and 2005 are reflected below.  Additionally,

Notes Payable and Accounts Payable, representing lease payments at July

31, 2007 and 2006 are reflected below.



     (in thousands)                      2007    2006    2005

                                        ------  ------  ------

     Lease Expense                       $188    $115    $ -

     Interest Expense                    $137     $33



                                       Balance July 31,

                                         2007    2006

                                        ------  ------

     Notes payable

     Financing obligations resulting

     from sale-leaseback transactions   $1,106  $1,109

     Accounts Payable                     $154     $51



     During the first quarter of fiscal 2007, two of the lease agreements were modified and extended to provide for additional $2,000 and $7,000 monthly payments, respectively, which reduce the buy-back price.  The deferred gains on the transactions with FlexLease are shown as "Financing obligations resulting from sale-leaseback transactions" under Current and

Long Term Liabilities on the Condensed Consolidated Balance Sheet.



Directors



      At July 31, 2007, the Company owed $161,000 to the non-employee members of the Board of Directors for consulting and director fees.  This sum was included in Accounts Payable on the Company's Consolidated Balance Sheet.

At July 31, 2006, the Company owed $90,000 to the non-employee members of the board for director and consulting fees.  Of this amount, $60,000 was included in the Current portion of Notes Payable and $30,000 was included in Accounts Payable on the Consolidated Balance Sheets.





                  REPORT OF THE AUDIT COMMITTEE



     The Audit Committee of the Board of Directors is composed of three independent directors and chaired by Stephen N. Ashman, formerly a practicing Certified Public Accountant.  John Yerrick, a retired audit partner of Deloitte & Touche, serves as the Audit Committee's financial expert.  The Audit Committee's primary function is to oversee the

Company's system of internal controls, financial reporting practices and audits to determine whether their quality, integrity and objectivity are sufficient to protect stockholder interests.  Each member of the

Committee is an independent director as defined by the Financial Industry

Regulatory Authority (FINRA) rules.  The committee has adopted a written charter, which has been approved by the Board of Directors, and which was previously filed with the Securities and Exchange Commission and is available upon request to the Company.



     The Audit Committee, either in person or by conference call, met five times during Fiscal 2007 to review the overall audit scope, plans and results of the independent auditors, the Company's internal controls,

emerging accounting issues, expenses, and audit fees.  The Committee met separately without management present and with the independent auditors to

discuss the audit.   The Committee reviewed the Company's annual financial

statements prior to issuance.   Audit Committee findings are reported to

the full Board of Directors.



     McGladrey & Pullen, LLP, the Company's registered public accounting firm for 2007, is responsible for expressing an opinion on the conformity of the

Company's audited financial statements with generally accepted accounting

principles.   The Committee has discussed with McGladrey & Pullen the

matters that are required to be discussed by the Statement on Auditing

Standards No. 61, as amended (Communication with Audit Committees).

McGladrey & Pullen has provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1

(Independence Discussions with Audit Committees), and the Committee

discussed with McGladrey & Pullen that firm's independence.   The

Committee is satisfied that McGladrey & Pullen does not currently provide any non-audit services to the Company.



     The Audit Committee is satisfied that the internal control system is adequate and that the Company employs appropriate accounting and auditing procedures.  Based on these considerations, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for 2007.  The foregoing report is provided by the following independent directors, who constitute the

Audit Committee:



/s/ Stephen N. Ashman, Chairman

/s/ William J. Sim

/s/ John A. Yerrick





INDEPENDENT AUDITORS



     McGladrey & Pullen served as the Company's independent registered public accounting firm during the year ended July 31, 2007 and performed the audit for that year.  In order to assure that the Company's audit fees are competitive and consistent with necessary services, the Company's audit committee reviews proposals from independent certified public accounting firms, including McGladrey & Pullen, seeking to serve as the Company's independent auditors.  Representatives of McGladrey & Pullen are expected to be present at the Annual Meeting, will have the opportunity to make a statement and to respond to appropriate questions from stockholders.



     Audit Fees.   The aggregate fees to be paid to McGladrey & Pullen

for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended July 31, 2007 (the "2007 fiscal year") and the reviews of the financial statements included in the Company's Forms 10-Q for 2007 fiscal year will total approximately

$181,000.   This fee does not include payment for any work that McGladrey and Pullen did in relation to an audit of the Company's employee benefit plans.



     Financial Information Systems Design and Implementation Fees.   There

were no fees billed for professional services related to financial information systems design and implementation by McGladrey & Pullen for the

2007 fiscal year.



     Audit Related Fees.   The additional audit related fees billed by

McGladrey and Pullen during fiscal year 2007 are primarily related to the audit of the Company's Employee Savings and Benefit Plan and total approximately $125,000.





REPORT OF COMMITTEE OF INDEPENDENT DIRECTORS



     At its regular meeting on March 7, 2007, the Williams Industries

Board of Directors, after reviewing the current and future costs of remaining a public corporation, approved the appointment of a committee comprised of its three independent directors to explore the possibility of taking the Company private.  On March 8, 2007, the Committee of

Independent Directors held an organizational teleconference to consider how it would proceed to explore the matter of going private.  Subsequently,

in May 2007, two members of the Committee of Independent Directors met with legal counsel to discuss the roles and responsibilities of the Committee of

Independent Directors members and seek advice as to various alternatives to consider in a going private transaction.



     The matter was discussed again at the regular meeting of the Board on

June 6, 2007 with the Committee of Independent Directors chairman reporting on the meeting that was held with legal counsel.  Further, the matter was discussed again at the Board meeting on September 19, 2007.  Neither the

Committee of Independent Directors nor the Board has reached any decision regarding such a transaction.



/s/ John A. Yerrick, Chairman

/s/ Stephen N. Ashman

/s/ William J. Sim





OTHER MATTERS



     No business other than that set forth above is expected to come before the Annual Meeting or any adjournment thereof.  Should other business properly come before the meeting or any adjournment thereof, the proxy holders will vote upon the same, according to their discretion and best judgment.



COMMON STOCK PERFORMANCE



The following chart compares the value of $100 invested on August 1, 2002 in the Company's common stock, the Russell 2000 index and a peer group Index consisting of the common stocks issued by four companies selected by management.  The Russell 2000 index represents a broad market group which management believes represents the Company's market capitalization.  The

Peer Group was chosen as the nearest practicable representative peer group of companies which meet Securities and Exchange Commission requirements.

However, management believes that the Company's mix of products and services over the period represented was unique in the heavy construction industry,

with no other publicly traded company being truly comparable.







[chart not shown on EDGAR]





                 Year ended July 31:



                       2002  2003  2004  2005  2006  2007

Williams Industries    100   81.11   90.89   81.78   48.89    47.33

Peer Group index       100  139.51  193.40  433.70  697.92 1,278.78

Russell 2000 Index     100  121.30  140.48  173.22  178.52   197.78





The broad market index chosen was: Russell 2000 Index



The peer group was made up of the following companies:



                                          Granite Construction Inc.

                                          Meadow Valley Corp.

                                          Perini Corp.

                                          Schuff International, Inc.

The peer group chosen was:



     Customer selected stock list



Source:

This document was compiled using publicly available historic quote data.







                            SHAREHOLDER PROPOSALS



     Any shareholder of the Company who wishes to present a proposal to be considered at the next Annual Meeting of Shareholders and who wishes to have the proposal presented in the Company's Proxy Statement for such meeting must deliver such proposal in writing to the Company's principal

executive offices not later than June 30, 2008.   If the shareholder does

not want the proposal presented in the Company's proxy, the Company's

By-Laws provide that a proposal for consideration at the annual meeting must be submitted to the Company by written notice at least sixty days prior to the anniversary date of the preceding meeting or not later than

October 3, 2008.





                                MISCELLANEOUS



     The management of the Company knows of no matters to be presented at the meeting other than the election of directors. However, if other matters come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with their judgments on such matters, and discretionary authority to do so is included in the proxy.



     AT THE WRITTEN REQUEST OF ANY RECORD HOLDER OF THE COMMON STOCK ON THE

RECORD DATE, OCTOBER 18, 2007, OR OF ANY BENEFICIAL HOLDER OF SUCH SHARES ON

SUCH DATE WHO MAKES A GOOD FAITH REPRESENTATION THAT SUCH SHAREHOLDER WAS

SUCH A BENEFICIAL HOLDER, THE COMPANY WILL SUPPLY TO SUCH A SHAREHOLDER A

COPY OF THE COMPANY'S FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE

COMMISSION FOR THE FISCAL YEAR ENDED JULY 31, 2007.  PLEASE ADDRESS ALL

REQUESTS TO WILLIAMS INDUSTRIES, INCORPORATED, P.O. BOX 1770, MANASSAS,

VIRGINIA 20108.







                           By order of the Board of Directors,



                           / s / Marianne V. Pastor

                           Secretary



October 18, 2007